Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 24, 2021, except as to Note 2(Q), which is as of October 20, 2021, with respect to the consolidated financial statements of LianBio included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

October 28, 2021